Exhibit 10.4

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (“Agreement”) is entered into by and between Live Current Media Inc. and its subsidiaries (collectively, “Company”), on the one hand, and Kulveer Taggar, an individual (“Mr. Taggar”), on the other hand.

Recitals

1.	Mr. Taggar was employed by the Company as Project Manager for the web site “Cricket.com” and related business initiatives (collectively, the “Cricket Business”).

2.
On August 25, 2009, the Company entered an agreement to sell its Cricket Business to a third party, which resulted in the elimination of Mr. Taggar’s position and the termination of his employment without cause under the terms of his March 25, 2008 employment agreement (the “Employment Agreement”) with the Company.  Mr. Taggar’s termination is effective August 31, 2009 (the “Termination Date”).

3.
The Company owes Mr. Taggar consideration in the form of $167,112.00 cash (the “Cash Consideration”) and future distributions of 91,912 shares of common stock of the Company (the “Distribution Shares”), pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated March 25, 2008, by and among the Company, Communicate.com Delaware, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (the “Merger Subsidiary”), Entity, Inc., a Delaware corporation (“Entity”), Harjeet Taggar, Kulveer Taggar and Patrick Collison, the founding members of Entity (each a “Founder” and collectively, the “Founders”) and Harjeet Taggar as representative of the shareholders of Entity.

4.	Under the terms of Mr. Taggar’s Employment Agreement, Mr. Taggar remains entitled to the Distribution Shares if his employment is terminated without cause.

5.
Because Mr. Taggar’s position has been eliminated and his employment terminated, the Company and Mr. Taggar desire to settle and resolve all possible disputes between them relating to the Merger Agreement, the Employment Agreement, Mr. Taggar’s employment with the Company and Mr. Taggar’s termination, on the terms set forth herein.

NOW THEREFORE, in consideration of the foregoing, and of the mutual covenants and conditions contained herein, the Company and Mr. Taggar agree as follows:

Terms and Conditions

1.
In consideration of Mr. Taggar’s execution of this Agreement, the Company agrees to pay Mr. Taggar severance in the lump sum amount of $30,000.00.  The severance payment shall be subject to the Company’s normal payroll practices and shall be made on the next regular company payday following the Termination Date.

2.
As further consideration of the Company’s and Mr. Taggar’s execution of this Agreement, Mr. Taggar agrees to compromise the amounts of cash and stock due to him under the Merger Agreement and the Company agrees to pay Taggar a total of $150,400.80 in full and final settlement of all cash and stock consideration owed to Mr. Taggar under the Merger Agreement, as follows:

a.	The Company shall pay Mr. Taggar $37,600.20 (representing 25%) with 7 business days of execution of this Agreement;

b.
The balance of $112,800.60 shall be paid in full on October 1, 2009; if the entire balance is not paid in full by October 1, 2009, any unpaid balance shall accrue simple interest at the rate of 10% per annum until paid;

c.	Mr. Taggar agrees to waive, and hereby waives, any and all right and entitlement to the Distribution Shares owed under the Merger Agreement.

3.
Mr. Taggar acknowledges that he is not entitled to any other compensation, benefit, or payment from the Company whether under the Merger Agreement, pursuant to his employment, or otherwise, other than that expressly set forth in this Agreement.  Mr. Taggar further agrees that the amounts paid under this Agreement, including the severance payment, may be applied as a set-off against any later claim that he may make.

4.
Mr. Taggar acknowledges that he has not relied upon the Company or its legal counsel or accountants for any advice in connection with the tax treatment of this payment.  Mr. Taggar agrees to indemnify and hold the Company harmless from any and all claims or liability, including costs and legal fees, incurred as a result of Mr. Taggar’s tax treatment of this payment.

5.
On or before August 31, 2009, Mr. Taggar will return all company property to the Company, including but not limited to the Company’s laptop computer used by Mr. Taggar.  Mr. Taggar and the Company understand and agree that the term “company property” will be given its broadest meaning and will include, without limitation, all company equipment, access codes, documents and electronic files.

6.
Mr. Taggar acknowledges that the Company’s business and future success depends on preservation of its trade secrets and other confidential, proprietary information concerning the Company, its affiliates, suppliers, and customers (“Secrets”).  Proprietary information means information, ideas and materials of or about the Company or its affiliates, employees, customers, or others with whom the Company conducts business.  These Secrets include, without limitation: marketing policies and practices; supplier identity and costs; contract renewal dates; employee lists and compensation; and other such business information.  Mr. Taggar warrants and agrees that he will keep these Secrets confidential and will not use or disclose them for any reason, unless required to do so by law.  Nothing in this provision shall limit the right and obligation of Mr. Taggar to provide truthful information when the law so requires.

7.
The parties agree that this Agreement imposes the duty of good faith on all parties, that this Agreement sets forth completely the terms of the parties’ agreement and understanding, that this Agreement supersedes any and all prior agreements or understandings, both oral and written, and that this Agreement cannot be modified without the express written consent of the parties hereto.

8.
General Release.  Mr. Taggar, on behalf of himself, his heirs, executors, administrators, and assigns, does hereby waive and release the Company, its parents, affiliates, subsidiaries, or related entities, its successors and assigns, and each of their present and former directors, officers, employees, agents and attorneys, both individually and in their representative capacities, from any and all claims (including any claim to legal fees, long term disability and any other payment under the Merger Agreement, the Employment Agreement or any statute, code or otherwise), damages, causes of action, or disputes of any kind or nature, whether presently known or unknown.  This release is comprehensive and includes all claims (including claims under the Merger Agreement, the Employment Agreement or Employment Standards, Human Rights, or Workplace Safety legislation), damages, causes of action, or disputes based upon acts or omissions occurring or which could be alleged to have occurred prior to the date of this Agreement.

9.
Mr. Taggar warrants and affirms that he has not sold, transferred, or otherwise assigned all or any of his interest in any of his claims or causes of action released herein and that he is the only person or entity empowered to release said claims.

10.
Mr. Taggar warrants that he has not and agrees he will not file any charge or complaints with any federal, provincial, state, or local government entity or any regulatory or civil action concerning any issues relating to his employment with the Company, the termination of that employment, or the Merger Agreement.

11.	No part of this Agreement or the decision of any party to resolve these matters and enter into this Agreement shall be construed as an admission of wrongdoing or liability.

12.	All dollar amounts in this Agreement are stated and payable in U.S. dollars.

13.
In the event that any provision of the Agreement or compliance by any of the parties with any provision of this Agreement shall constitute a violation of any law, then such provision, to the extent only that it is so in violation, shall be deemed ineffective and unenforceable and shall be separable from the remaining provisions of the Agreement, which provisions shall remain binding on the parties.

14.	The terms and conditions of this Agreement shall be binding upon and inure to the benefits of the parties hereto and their respective heirs, successors, personal representatives, and assigns.

15.	The prevailing party will be entitled to costs and reasonable legal fees incurred in any action to enforce or address an alleged violation of the provisions of this Agreement.

16.
This Agreement shall be governed by the laws of the Province of British Columbia, without reference to its choice of law rules.  The courts of British Columbia sitting in the City of Vancouver will have exclusive jurisdiction over this Agreement, including its enforcement and any dispute regarding its interpretation and application, and the parties hereby irrevocably submit to the jurisdiction of those courts for those purposes.

17.	This Agreement may be executed in one or more counterparts, all of which together shall constitute one Agreement, and each of which separately shall constitute an original document.

18.
The parties signing below hereby warrant and represent that (1) this Agreement is being entered into freely, knowingly, and voluntarily; (2) this Agreement is fair and equitable; (3) any and all conditions to the execution, validity, or enforceability of this Agreement have been met; and (4) this Agreement is valid, binding, and enforceable.

19.
Mr. Taggar further warrants that: (1) he has read this Agreement and finds that it is written in a manner that he understands; (2) he understands that this Agreement does not waive rights or claims that may arise after the date this Agreement is executed; (3) he has been advised that he has the right to consult with legal counsel prior to executing this Agreement and has had a reasonable opportunity for independent advice; and (4) he has signed this Agreement as his free and voluntary act.

THE UNDERSIGNED HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND AND AGREE TO IT.

/s/ Kulveer Taggar	August 27, 2009
Kulveer Taggar	Date

/s/ Chantal Iorio	August 27, 2009
Witnessed by: Chantal Iorio	Date

Live Current Media Inc.

/s/ Mark Melville	August 27, 2009
Mark Melville	Date
President & Chief Development Officer